Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arkansas Best Corporation 2005 Ownership Incentive Plan of our reports dated February 23, 2011, with respect to the consolidated financial statements and schedules of Arkansas Best Corporation and the effectiveness of internal control over financial reporting of Arkansas Best Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

May 31, 2011